Exhibit 99

FOR IMMEDIATE RELEASE

For Additional Information Contact:	AirNet Systems, Inc.	InvestQuest, Inc.

	Gary Qualmann	Bob Lentz
	(614) 532-4072	(614) 876-1900

AIRNET SYSTEMS, INC. ANNOUNCES

SECOND QUARTER RESULTS

COLUMBUS, Ohio (August 12, 2004) AirNet Systems, Inc. (NYSE: ANS) today reported total net revenues of $42.1 million for the three months ended June 30, 2004 compared to $36.6 million the prior year.  This 15.2% increase was led by strong growth in Express Services and Passenger Charter Services revenues.  Bank Services revenues were comparable to the second quarter of the prior year even though there was one fewer flying day in 2004.  Higher expenses related to both the growth in revenues and increased operating costs of the Company’s businesses contributed to a net loss of $0.1 million, or $0.01 per diluted share, for the second quarter of 2004 compared to net income of $0.7 million, or $0.07 per diluted share, for the same period last year.

Joe Biggerstaff, Chairman of the Board, Chief Executive Officer and President, stated, “The solid growth in second quarter revenues reflects further progress in diversifying our customer base and revenue streams.  Combined revenues for Express Services and Passenger Charter Services represented more than 37% of total net revenues for the second quarter of 2004, while our Bank Services revenues remained relatively stable.  Although we are pleased with the marketplace acceptance of our Express and Passenger Charter services, we are not satisfied with our bottom line results for the quarter.    Costs incurred to support our growth have strengthened our infrastructure and are anticipated to enhance sales growth and improve long-term performance.  At the same time, we are analyzing our operating costs and pricing structures to identify opportunities for improvement in operating margins.”

Mr. Biggerstaff continued, “Our strategy remains focused on pursuing specific growth initiatives for Express and Passenger Charter in conjunction with offering a range of aviation services for banks.  We are actively evaluating ways to utilize our airline more efficiently while responding to the needs of all of our customers.  This transformation is particularly challenging as our airline is still largely configured to meet the needs of the banking community, and we are faced with increasing costs of operating the airline to meet the needs of both traditional Bank customers and our growing base of Express customers.  As we move forward, airline assets will be deployed to those routes and customers that offer the best opportunities for the Company to achieve sustained future profitability.”

Second Quarter Results

Bank Services revenues rose to $26.2 million for the second quarter of 2004 from $25.7 million the prior year, a 2.1% increase.  This was primarily due to a $0.5 million increase in fuel surcharge versus the second quarter of 2003.  The increase in total shipments for the quarter was partially offset by lower net revenue per shipment compared to a year ago.

Express Services revenues increased 40.6% to $12.1 million for the second quarter of 2004 from $8.6 million a year ago.  Solid growth was achieved in each of Express’ target markets, which include Aerospace, Entertainment, and Life Sciences, as well as other complementary businesses.  Express

Services revenues represented 28.7% of total revenues for the second quarter of 2004 compared to 23.6% for the same period last year.

Passenger Charter Services revenues were $3.6 million for the second quarter of 2004, which was 103.5% more than the second quarter of 2003.  Demand for these services continues to increase as reflected in the higher number of hours flown by these aircraft, and improved scale to serve a number of key major metropolitan markets in the United States.  During the past year, the number of aircraft dedicated to this business grew from seven (two Learjet 60 and five Learjet 35) at June 30, 2003 to fourteen aircraft (nine Learjet 60 and five Learjet 35) at June 30, 2004.

Passenger Charter Services revenues increased to nearly 8.6% of total revenues for the second quarter of 2004 compared to 4.9% a year ago.  These revenues were included as part of Aviation services revenues through the third quarter of 2003.

Total costs and expenses increased 19.4% to $41.9 million for the second quarter of 2004 from $35.1 million for the same period last year.  Most of the higher second quarter 2004 costs was attributable to increased air and ground activity and costs to support the Company’s Express and Passenger Charter growth.

Ground courier costs increased to $7.9 million for the second quarter of 2004 from $6.2 million for the same period last year.  This was due to a larger percentage of point-to-point Express shipments utilizing ground-only and traditional next flight out services during the second quarter of 2004.  Fuel costs were $1.2 million higher for the second quarter of 2004 versus a year ago, reflecting the increase in fuel price and additional fuel purchased at higher retail rates at FBO locations outside of the Port Columbus facility. These fuel price increases were partially recovered through fuel surcharges.  Depreciation expense for the second quarter of 2004 was $0.7 million above the prior year due to the addition of seven Learjet 60 aircraft for Passenger Charter since the second quarter of 2003 and reductions to the Company’s estimates of aircraft and engine salvage values.

Six Month Results

Total net revenues increased 12.2% to $82.6 million for the first six months of 2004 compared with $73.7 million last year.  Bank Services revenues increased to $52.1 million for the first six months of 2004, which was principally due to higher bank weekend revenues and fuel surcharge revenues.  Express Services revenues rose 29.7% to $22.9 million for the year-to-date period primarily due to strong growth in Life Sciences as well as Entertainment, and, to a lesser extent, other target markets.  Passenger Charter Services revenues more than doubled to $7.3 million for the first six months of 2004 compared with $3.2 million for the same period in 2003.

Total expenses were $81.5 million for the six months ended June 30, 2004 compared with $71.3 million the prior year.  This increase was primarily due to higher ground courier costs ($2.6 million), followed by aircraft fuel ($1.8 million) and depreciation ($1.4 million).  A majority of the increase in wages and benefits ($0.6 million) and travel, training and other ($0.9 million) was attributable to significant growth in the Passenger Charter business during the first half of 2004 versus a year ago.

Net income was $0.2 million for the six months ended June 30, 2004, or $0.02 per diluted share, versus $1.0 million, or $0.10 per diluted share, for the same period in 2003.

Credit Facility

The Company amended and restated its term loan and revolving facility (“Credit Facility”) with its banks during the second quarter of 2004.  The amended Credit Facility is secured.  In conjunction with the amended Credit Facility, the Company paid off its three five-year term loans totaling approximately $3.4 million.  During the second quarter of 2004, the Company entered into four seven-year term loans totaling approximately $22.5 million with fixed interest rates of 6.7% each secured by aircraft.

The Company had $58.4 million of total debt outstanding at June 30, 2004 versus $37.8 million at December 31, 2003.

Capital Expenditures

During the six months ended June 30, 2004, the Company’s capital expenditures were $35.0 million compared to $8.8 million for the same period last year.  Most of this amount, $31.6 million, was for the purchase of four Learjet 60 aircraft dedicated to Passenger Charter Services, major periodic aircraft inspections and major engine overhauls, and related flight equipment.  In addition, the Company has begun construction of a new corporate and operational headquarters at Rickenbacker International Airport which is expected to be completed by the third quarter of 2005.  As of June 30, 2004, $3.6 million has been invested in construction of the new headquarters of the estimated $12.5 million total cost for this project.

AirNet Systems, Inc.

AirNet Systems, Inc., through its operating subsidiaries, focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible.  AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide.  Jetride, Inc, a wholly-owned subsidiary, provides Passenger Charter services nationwide to individuals and businesses.  The Company owned 123 aircraft and managed or leased five aircraft at June 30, 2004, located strategically throughout the United States.  To find out more, visit AirNet’s website at www.airnet.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained in this release of AirNet Systems, Inc., the matters discussed, including, but not limited to, information regarding future economic performance and plans and objectives of AirNet’s management, are forward-looking statements that involve risks and uncertainties. When used in this release, the words “believe”, “anticipate”, “estimate”, “expect”, “intend”, “may”, “plan”, “project” and similar expressions are intended to be among statements that identify forward-looking statements.  Such statements involve risks and uncertainties including, but not limited to, the following which could cause actual results to differ materially from any forward-looking statement: potential regulatory changes by the Federal Aviation Administration (“FAA”), which could increase the regulation of AirNet’s business, or the Federal Reserve, which could change the competitive environment of transporting canceled checks; changes in check processing and shipment patterns of bank customers; adverse weather conditions; potential declines in the values of aircraft in AirNet’s fleet and any related asset impairment charges; the ability to successfully market the Passenger Charter business in light of global changes in the commercial airline industry; potential changes in locally and federally mandated security requirements; increases in aviation fuel costs not fully offset by AirNet’s fuel surcharge program; potential cost overruns associated with the construction of a new facility at Rickenbacker International Airport; acts of war and terrorist activities; the acceptance of AirNet’s time-critical service offerings within targeted Express markets; technological advances and increases in the use of electronic funds transfers; as well as other economic, competitive and domestic and foreign governmental factors affecting AirNet’s markets, prices and other facets of its operations.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Please refer to Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 of AirNet Systems, Inc. for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

AirNet Systems, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In thousands, except per share data	2004	2003	2004	2003
NET REVENUES
Air transportation, net of excise tax
Delivery services:
Bank services	$26,230	$25,682	$52,062	$52,005
Express services	12,083	8,631	22,881	17,641
Total delivery services revenues	38,313	34,313	74,943	69,646

Passenger charter services	3,616	1,777	7,253	3,216
Aviation services and other operations	211	494	415	798
Total net revenues	42,140	36,584	82,611	73,660

COSTS AND EXPENSES
Air transportation
Wages and benefits	6,657	6,148	13,003	12,360
Aircraft fuel	6,186	4,951	11,722	9,893
Aircraft maintenance	3,690	2,954	6,880	6,335
Contracted air costs	3,127	2,378	6,197	5,185
Ground courier	7,887	6,174	15,029	12,440
Depreciation	5,050	4,319	9,939	8,511
Insurance, rent and landing fees	2,638	2,384	5,202	4,628
Travel, training and other	2,650	2,165	5,211	4,343
Selling, general and administrative	4,050	3,648	8,009	7,578
Net (gain)loss on disposition of assets	(3)	—	289	—
Total costs and expenses	41,932	35,121	81,481	71,273
Income from continuing operations	208	1,463	1,130	2,387
Interest expense	407	340	774	742

Income(loss) from continuing operations before income taxes	(199)	1,123	356	1,645
Provision for income taxes	(86)	438	153	641

Income (loss) from continuing operations	$(113)	$685	$203	$1,004

Income from discontinued operations, net of taxes	$0	$39	$0	$17

Net income (loss)	$(113)	724	$203	$1,021

Income (loss) per share - basic and diluted
Continuing operations	$(0.01)	$0.07	$0.02	$0.10
Discontinued operations	—	—	—	—
Net income (loss) per share - basic and diluted	$(0.01)	$0.07	$0.02	$0.10

See notes to condensed consolidated financial statements

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